UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/22/2006

Centene Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of principal executive offices, including zip code)

314-725-4477
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 22, 2006, we executed an amendment to our Revolving Credit Agreement dated September 14, 2004 with several lending financial institutions, for which LaSalle Bank National Association serves as administrative agent and co-lead arranger, Wachovia Capital Markets, LLC serves as co-lead arranger, and Wachovia Bank, National Association serves as syndication agent. The amendment increased the total amount available under the credit agreement to $300,000,000 from $200,000,000, including a sub-facility for letters of credit in an aggregate amount up to $75,000,000.
Borrowings under the credit agreement bear interest based upon LIBOR rates, the Federal Funds Rate or the Prime Rate. Under our current capital structure, borrowings under the credit agreement bear interest at LIBOR plus 1.25%. This rate may change under differing capital structures over the life of the credit agreement. The credit agreement contains non-financial and financial covenants, including requirements of minimum fixed charge coverage ratios, maximum debt-to-EBITDA ratios and minimum tangible net worth. The credit agreement will expire on September 21, 2011 or on an earlier date in the instance of a default as defined in the credit agreement. As of September 22, 2006, under the credit agreement we had $142.5 million in borrowings outstanding and $15.6 million in letters of credit outstanding, and we were in compliance with all covenants.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained above under Item 1.01 is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centene Corporation

Date: September 22, 2006	By:	/s/ J. Per Brodin
J. Per Brodin
Senior Vice President and Chief Financial Officer